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                                                                    EXHIBIT 12.1

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                 ACTUAL     ACTUAL     PRO FORMA     PRO FORMA
                                                                                  SIX        SIX        COMBINED      COMBINED
                                                                                 MONTHS     MONTHS        YEAR       SIX MONTHS
                                         YEAR ENDED DECEMBER 31,                 ENDED      ENDED        ENDED         ENDED
                            -------------------------------------------------   JUNE 30,   JUNE 30,   DECEMBER 31,    JUNE 30,
                             1992       1993      1994      1995       1996       1996       1997         1996          1997
                            -------   --------   -------   -------   --------   --------   --------   ------------   ----------
Earnings:
  Net income (loss) before
    income taxes..........  $(4,989)  $(20,749)  $    39   $(5,658)  $(19,090)  $(20,200)  $ 8,118     $(213,600)     $(81,990)
  Fixed charges...........   11,030     15,086    15,252    20,854     40,461     20,124    24,413       176,429        88,485
                            -------   --------   -------   -------   --------   --------   -------     ---------      --------
  Earnings as
    adjusted(A)...........  $ 6,041   $ (5,663)  $15,291   $15,196   $ 21,371   $    (76)  $32,531     $ (37,171)     $  6,495
                            =======   ========   =======   =======   ========   ========   =======     =========      ========
Fixed Charges:
  Interest expense........  $10,112   $ 13,878   $13,809   $19,199   $ 37,527   $ 19,039   $22,741     $ 171,326      $ 85,847
  Amortization of deferred
    financing costs.......      398        728       712       631      1,113        316       590         1,113           558
  Rents under leases
    representative of an
    interest factor(1)....      520        480       731     1,024      1,821        769     1,082         3,990         2,080
                            -------   --------   -------   -------   --------   --------   -------     ---------      --------
Fixed charges as
  adjusted(B).............   11,030     15,086    15,252    20,854     40,461     20,124    24,413       176,429        88,485
                            =======   ========   =======   =======   ========   ========   =======     =========      ========
Ratio of earnings to fixed
  charges (A) divided by
  (B).....................       --         --       1.0        --         --         --      1.33            --            --
Deficiency of earnings to
  fixed charges...........  $ 4,989   $ 20,749   $    --   $ 5,658   $ 19,090   $ 20,200   $    --     $ 213,600      $ 81,990
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(1) Management of CMCLA believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.